Exhibit 3.50

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

GAVILON ENERGY STORAGE II, LLC

IT IS HEREBY CERTIFIED THAT:

1.                           The name of the limited liability company (hereinafter called the “company”) is Gavilon Energy Storage II, LLC.

2.                           The Certificate of Formation of the company is hereby amended by striking out Section 1 thereof and by substituting in lieu of said Section the following new Section:

“1.                                 The name of the limited liability company is: GAVILON ENERGY HOLDINGS II, LLC”

IN WITNESS WHEREOF, the undersigned authorized person of the Company has caused this Certificate of Amendment to be duly executed as of the 21st day of May, 2010.

GAVILON ENERGY HOLDINGS I, LLC,
Member

By:	/s/ Kathryn F. Murphy
Name:	Kathryn F. Murphy
Title:	Authorized Person